Exhibit 2.3

SPECTRA ENERGY VOTING AND EXCHANGE TRUST AGREEMENT

VOTING AND EXCHANGE AGREEMENT (“Agreement”) made as of the 1st day of January, 2007.

BETWEEN:

SPECTRA ENERGY CORP, a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Spectra Energy”),

OF THE FIRST PART,

- and -

DUKE ENERGY CANADA EXCHANGECO INC., a corporation existing under the laws of Canada (hereinafter referred to as “Exchangeco”),

OF THE SECOND PART,

- and -

COMPUTERSHARE TRUST COMPANY, INC., a United States trust company incorporated under the laws of the State of Colorado (hereinafter referred to as the “Trustee”),

OF THE THIRD PART.

WHEREAS, in connection with the proposed distribution by Duke Energy Corporation of all of the outstanding Spectra Energy Common Shares (as hereinafter defined) to holders of shares of common stock of Duke Energy Corporation and the proposed reorganization of share capital of Exchangeco to exchange each existing issued and outstanding exchangeable share for one new issued and outstanding Duke Energy Exchangeable Share and a fraction of one new issued and outstanding Spectra Energy Exchangeable Share, Spectra Energy and Exchangeco have agreed to execute a voting and exchange trust agreement substantially in the form of this Agreement;

NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court;

“Business Day” means any day on which (i) commercial banks are generally open for business in New York, New York and Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America or in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada or (ii) the NYSE is open for trading;

“Callco” means Duke Energy Canada Call Co., an unlimited liability company existing under the laws of the Province of Nova Scotia;

“CBCA” means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the date hereof;

“Circular” means the information circular of the Company dated November 15, 2006, as amended, supplemented or restated prior to the Effective Date, providing for, amongst other things, the Arrangement;

“Court” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the date hereof or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;

“Insolvency Event” means (i) the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up of Exchangeco under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or (iv) Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Spectra Energy Retracted Shares pursuant to Section 6.6 of the Spectra Energy Exchangeable Share Provisions;

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“List” has the meaning ascribed thereto in Section 4.6;

“NYSE” means the New York Stock Exchange, Inc.;

“Officer’s Certificate” means, with respect to Spectra Energy or Exchangeco, as the case may be, a certificate signed by any one of the authorized signatories of Spectra Energy or Exchangeco, as the case may be;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule C annexed to the Circular and any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Spectra Energy Automatic Exchange Rights” means the benefit of the obligation of Spectra Energy to effect the automatic exchange of Spectra Energy Exchangeable Shares for Spectra Energy Common Shares pursuant to Section 5.12;

“Spectra Energy Beneficiaries” means the registered holders from time to time of Spectra Energy Exchangeable Shares, other than Spectra Energy and its Affiliates;

“Spectra Energy Beneficiary Votes” has the meaning ascribed thereto in Section 4.2;

“Spectra Energy Common Shares” means the shares of common stock, par value $0.001 per share, in the capital of Spectra Energy;

“Spectra Energy Consent” has the meaning ascribed thereto in Section 4.2;

“Spectra Energy Distribution Date” means the date on which rights to purchase Spectra Energy Common Shares, shares of preferred stock or other securities of Spectra Energy are distributed pursuant to any rights agreement or other similar shareholder protection arrangement which Spectra Energy may, from time to time, enter into;

“Spectra Energy Equivalent Vote Amount” means, with respect to any matter, proposition or question on which holders of Spectra Energy Common Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Spectra Energy Common Share is entitled with respect to such matter, proposition or question;

“Spectra Energy Exchange Right” has the meaning ascribed thereto in Section 5.1;

“Spectra Energy Exchangeable Shares” means the non-voting Spectra Energy Exchangeable Shares in the capital of Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 2 to the Plan of Arrangement;

“Spectra Energy Exchangeable Share Consideration” has the meaning ascribed thereto in the Spectra Energy Exchangeable Share Provisions;

“Spectra Energy Exchangeable Share Price” has the meaning ascribed thereto in the Spectra Energy Exchangeable Share Provisions;

“Spectra Energy Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Spectra Energy Exchangeable Shares;

“Spectra Energy Liquidation Event” has the meaning ascribed thereto in Section 5.12(b);

“Spectra Energy Liquidation Event Effective Time” has the meaning ascribed thereto in Section 5.12(c);

“Spectra Energy Meeting” has the meaning ascribed thereto in Section 4.2;

“Spectra Energy Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Spectra Energy Redemption Date” has the meaning ascribed thereto in the Spectra Energy Exchangeable Share Provisions;

“Spectra Energy Retracted Shares” has the meaning ascribed thereto in Section 5.7;

“Spectra Energy Retraction Call Right” has the meaning ascribed thereto in the Spectra Energy Exchangeable Share Provisions;

“Spectra Energy Successor” has the meaning ascribed thereto in Section 10.1(a);

“Spectra Energy Support Agreement” means that certain support agreement in respect of the Spectra Energy Exchangeable Shares made as of even date herewith between Exchangeco, Callco, and Spectra Energy substantially in the form and content of Schedule I to the Circular, with such changes thereto as the parties to the Spectra Energy Support Agreement, acting reasonably, may agree;

“Spectra Energy Voting Rights” means the voting rights of the Spectra Energy Common Shares held by the Trustee in respect of which the Spectra Energy Beneficiaries are, in accordance with this Agreement, entitled to instruct the Trustee to vote;

“Trust” means the trust created by this Agreement; and

“Trust Estate” means the Spectra Energy Common Shares, any other securities, the Spectra Energy Exchange Right, the Spectra Energy Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

1.3	Rules of Construction

Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

1.4	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Spectra Energy Beneficiaries and Spectra Energy, as herein provided. The Trustee will hold Spectra Energy Common Shares in order to enable the Trustee to exercise the Spectra Energy Voting Rights and will hold the Spectra Energy Exchange Right and the Spectra Energy Automatic Exchange Rights in order to enable the Trustee to exercise such rights and will hold the rights relating to the covenant of Spectra Energy in Section 3.5 hereof, in each case in trust for and on behalf of the Spectra Energy Beneficiaries as provided in this Agreement. The Trustee will hold the Spectra Energy Common Shares in trust for and on behalf of Spectra Energy for all other rights associated with such Spectra Energy Common Shares other than the Spectra Energy Voting Rights.

ARTICLE 3

SPECTRA ENERGY COMMON SHARES

3.1	Issue and Ownership of the Spectra Energy Common Shares

Spectra Energy hereby agrees to issue to, and deposit with, the Trustee from time to time such number of Spectra Energy Common Shares so that upon such deposit the Trustee shall hold a number of Spectra Energy Common Shares which is equal to the number of Spectra Energy Exchangeable Shares issued and outstanding as of such time. Such Spectra Energy Common Shares issued as aforementioned or otherwise received by the Trustee are hereafter held of record by the Trustee in trust for and on behalf of, and for the use and benefit of, the Spectra Energy Beneficiaries and Spectra Energy in accordance with the provisions of this Agreement. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of such Spectra Energy Common Shares and shall be entitled to exercise all of the rights and powers of an owner with respect to such Spectra Energy Common Shares provided that the Trustee shall:

(a)	hold such Spectra Energy Common Shares and the legal title thereto in trust solely for the use and benefit of the Spectra Energy Beneficiaries and Spectra Energy in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with such Spectra Energy Common Shares, and such Spectra Energy Common Shares shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2	Transfer of Spectra Energy Common Shares and Dividends to Spectra Energy

In connection with the exchange by a holder or redemption or retraction of Spectra Energy Exchangeable Shares from time to time for Spectra Energy Common Shares, the Trustee shall concurrently therewith distribute to Spectra Energy such number of Spectra Energy Common Shares from the Trust Estate equal to the number of Spectra Energy Exchangeable Shares exchanged by such holder for Spectra Energy Common Shares. Upon receipt of any dividend or other distribution on the Spectra Energy Common Shares (except to the extent such dividend or distribution is paid in Spectra Energy Common Shares), the Trustee shall immediately transfer such dividend or distribution to Spectra Energy; provided, however, that the Trustee may not transfer any dividend or distribution on the Spectra Energy Common Shares held by the Trustee to Spectra Energy pursuant to the preceding clause unless prior thereto or concurrently therewith as an Equivalent Dividend (as defined in the Spectra Energy Support Agreement) is declared and paid on the Spectra Energy Exchangeable Shares.

3.3	Legended Share Certificates

Exchangeco will cause each certificate representing Spectra Energy Exchangeable Shares to bear an appropriate legend notifying the Spectra Energy Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Spectra Energy Voting Rights in respect of the Spectra Energy Exchangeable Shares held by the Spectra Energy Beneficiaries.

3.4	Safe Keeping of Certificates

If physical certificates representing the Spectra Energy Common Shares are held by the Trust, such certificates shall at all times be held in safe keeping by the Trustee or its agent.

3.5	Redemption in Connection with a Spectra Energy Distribution Date

A holder of Spectra Energy Exchangeable Shares who receives Spectra Energy Common Shares upon redemption of Spectra Energy Exchangeable Shares in connection with a Spectra Energy Distribution Date pursuant to the Spectra Energy Exchangeable Share Provisions will be treated by Spectra Energy as if such holder were a holder of Spectra Energy Common Shares of record on and after the Spectra Energy Redemption Date, which shall be the day immediately preceding the Spectra Energy Distribution Date.

ARTICLE 4

EXERCISE OF SPECTRA ENERGY VOTING RIGHTS

4.1	Spectra Energy Voting Rights

The Trustee, as the holder of record of Spectra Energy Common Shares forming part of the Trust Estate, shall be entitled to all of the Spectra Energy Voting Rights, including the right to vote in person or by proxy the Spectra Energy Common Shares held by the Trustee on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Spectra Energy at a Spectra Energy Meeting or in connection with a Spectra Energy Consent. The Spectra Energy Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 6.15 hereof:

(a)	the Trustee shall exercise the Spectra Energy Voting Rights only on the basis of instructions received pursuant to this Article 4 from Spectra Energy Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Spectra Energy Meeting is held or a Spectra Energy Consent is sought; and

(b)	to the extent that no instructions are received from a Spectra Energy Beneficiary with respect to the Spectra Energy Voting Rights to which such Spectra Energy Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Spectra Energy Voting Rights.

4.2	Number of Votes

With respect to all meetings of shareholders of Spectra Energy at which holders of Spectra Energy Common Shares are entitled to vote (each, a “Spectra Energy Meeting”) and with respect to all written consents sought from Spectra Energy’s shareholders, including the holders of Spectra Energy Common Shares (each, a “Spectra Energy Consent”), each Spectra Energy Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Spectra Energy Equivalent Vote Amount for each Spectra Energy Exchangeable Share owned of record by such Spectra Energy Beneficiary on the record date established by Spectra Energy or by applicable law for such Spectra Energy Meeting or Spectra Energy Consent, as the case may be (collectively, the “Spectra Energy Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Spectra Energy Meeting or consented to in connection with such Spectra Energy Consent.

4.3	Mailings to Shareholders

With respect to each Spectra Energy Meeting and Spectra Energy Consent, the Trustee will use its reasonable efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Spectra Energy utilizes in communications to holders of Spectra Energy Common Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Spectra Energy Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Spectra Energy to its shareholders:

(a)	a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to shareholders of Spectra Energy;

(b)	a statement that such Spectra Energy Beneficiary is entitled to instruct the Trustee as to the exercise of the Spectra Energy Beneficiary Votes with respect to such Spectra Energy Meeting or Spectra Energy Consent or, pursuant to Section 4.7, to attend such Spectra Energy Meeting and to exercise personally thereat the Spectra Energy Beneficiary Votes of such Spectra Energy Beneficiary;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)	a proxy to such Spectra Energy Beneficiary or its designee to exercise personally the Spectra Energy Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of the management of Spectra Energy to exercise such Spectra Energy Beneficiary Votes;

(d)	a statement that if no such instructions are received from the Spectra Energy Beneficiary, the Spectra Energy Beneficiary Votes to which such Spectra Energy Beneficiary is entitled will not be exercised;

(e)	a form of direction whereby the Spectra Energy Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Spectra Energy Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

For the purpose of determining Spectra Energy Beneficiary Votes to which a Spectra Energy Beneficiary is entitled in respect of any Spectra Energy Meeting or Spectra Energy Consent, the number of Spectra Energy Exchangeable Shares owned of record by the Spectra Energy Beneficiary shall be determined at the close of business on the record date established by Spectra Energy or by applicable law for purposes of determining shareholders entitled to vote at such Spectra Energy Meeting or to give written consent in connection with such Spectra Energy Consent. Spectra Energy will notify the Trustee of any decision of the board of directors of Spectra Energy with respect to the calling of any Spectra Energy Meeting or the seeking of any Spectra Energy Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

The materials referred to in this Section 4.3 are to be provided to the Trustee by Spectra Energy and the materials referred to in Section 4.3(c), (e) and (f) shall be subject to reasonable comment by the Trustee in a timely manner. Spectra Energy shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Spectra Energy Beneficiary at the same time as such materials are first sent to holders of Spectra Energy Common Shares. Spectra Energy agrees not to communicate with holders of Spectra Energy Common Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Spectra Energy Beneficiaries. Notwithstanding the foregoing, Spectra Energy may at its option exercise the duties of the Trustee to deliver copies of all materials to each Spectra Energy Beneficiary as required by this Section 4.3 so long as in each case Spectra Energy delivers a certificate to the Trustee stating that Spectra Energy has undertaken to perform the obligations set forth in this Section 4.3.

4.4	Copies of Shareholder Information

Spectra Energy will deliver to the Trustee copies of all proxy materials (including notices of Spectra Energy Meetings but excluding proxies to vote Spectra Energy Common Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Spectra Energy Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Spectra Energy Beneficiary, to the extent possible, at the same time as such materials are first sent to holders of Spectra Energy Common Shares. The Trustee will mail or otherwise send to each Spectra Energy Beneficiary, at the expense of Spectra Energy, copies of all such materials (and all materials specifically directed to the Spectra Energy Beneficiaries or to the Trustee for the benefit of the Spectra Energy Beneficiaries by Spectra Energy) received by the Trustee from Spectra Energy, to the extent possible, at the same time as such materials are sent to holders of Spectra Energy Common Shares. The Trustee will make copies of all such materials available for inspection by any Spectra Energy Beneficiary at the Trustee’s principal office in Lakewood, Colorado. Notwithstanding the foregoing, Spectra Energy at its option may exercise the duties of the Trustee to deliver copies of all materials to each Spectra Energy Beneficiary as required by this Section 4.4 so long as in each case Spectra Energy delivers a certificate to the Trustee stating that Spectra Energy has undertaken to perform the obligations set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by Spectra Energy or holders of Spectra Energy Common Shares (if such receipt is known by Spectra Energy) of any material sent or given by or on behalf of a third party to holders of Spectra Energy Common Shares generally, including dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Spectra Energy shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Spectra Energy Beneficiaries by such third party) to each Spectra Energy Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Spectra Energy Beneficiary, at the expense of Spectra Energy, copies of all such materials received by the Trustee from Spectra Energy. The Trustee will also make available for inspection by any Spectra Energy Beneficiary at the Trustee’s principal office in Lakewood, Colorado copies of all such materials. Notwithstanding the foregoing, Spectra Energy at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Spectra Energy Beneficiary as required by this Section 4.5 so long as in each case Spectra Energy delivers a certificate to the Trustee stating that Spectra Energy has undertaken to perform the obligations set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

Exchangeco shall, (a) prior to each annual and special Spectra Energy Meeting or the seeking of any Spectra Energy Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Spectra Energy Beneficiaries arranged in alphabetical order and showing the number of Spectra Energy Exchangeable Shares held of record by each such Spectra Energy Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Spectra Energy Meeting or a Spectra Energy Consent, at the close of business on the record date established by Spectra Energy or pursuant to applicable law for determining the holders of Spectra Energy Common Shares entitled to receive notice of and/or to vote at such Spectra Energy Meeting or to give consent in connection with such Spectra Energy Consent. Each such List shall be delivered to the Trustee promptly after receipt by Exchangeco of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Spectra Energy agrees to give Exchangeco notice (with a copy to the Trustee) of the calling of any Spectra Energy Meeting or the seeking of any Spectra Energy Consent by Spectra Energy or its management, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Exchangeco to perform its obligations under this Section 4.6.

4.7	Entitlement to Direct Votes

Any Spectra Energy Beneficiary named in a List prepared in connection with any Spectra Energy Meeting or Spectra Energy Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Spectra Energy Beneficiary Votes to which such Spectra Energy Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat (or to personally exercise with respect to any Spectra Energy Consent), as the proxy of the Trustee, the Spectra Energy Beneficiary Votes to which such Spectra Energy Beneficiary is entitled.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(a)

In connection with each Spectra Energy Meeting and Spectra Energy Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Spectra Energy Beneficiary pursuant to Section 4.3, the Spectra Energy Beneficiary Votes as to which such Spectra Energy Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Spectra Energy Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Spectra Energy Beneficiary pursuant to Section 4.3.

(b)	The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Spectra Energy Voting Rights to attend each Spectra Energy Meeting. Upon submission by a Spectra Energy Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Spectra Energy Beneficiary’s request, such representative shall sign and deliver to such Spectra Energy Beneficiary (or its designee) a proxy to exercise personally the Spectra Energy Beneficiary Votes as to which such Spectra Energy Beneficiary is otherwise entitled hereunder to direct the vote, if such Spectra Energy Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, upon receipt of a proxy from the Trustee’s representative, the Spectra Energy Beneficiary exercising such Spectra Energy Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by or on behalf of the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Spectra Energy utilizes in communications to holders of Spectra Energy Common Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Spectra Energy Beneficiary at its address as shown on the books of Exchangeco. Spectra Energy agrees not to communicate with holders of Spectra Energy Common Shares with respect to such written material otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Spectra Energy Beneficiaries. Exchangeco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

Exchangeco’s obligations under this Section 4.9 shall be deemed satisfied to the extent Spectra Energy exercises its option to perform the duties of the Trustee to deliver copies of materials to each Spectra Energy Beneficiary and Exchangeco provides the required information and materials to Spectra Energy.

4.10	Termination of Spectra Energy Voting Rights

Except as otherwise provided herein or in the Spectra Energy Exchangeable Share Provisions, all of the rights of a Spectra Energy Beneficiary with respect to the Spectra Energy Beneficiary Votes exercisable in respect of the Spectra Energy Exchangeable Shares held by such Spectra Energy Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Spectra Energy Beneficiary Votes, shall cease and be terminated immediately, before the delivery by such Spectra Energy Beneficiary to the Trustee of the certificates representing such Spectra Energy Exchangeable Shares in connection with the exercise by the Spectra Energy Beneficiary of the Spectra Energy Exchange Right or upon the occurrence of the automatic exchange of Spectra Energy Exchangeable Shares for Spectra Energy Common Shares, as specified in Article 5 (unless, in either case, Spectra Energy shall not have delivered the Spectra Energy Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Spectra Energy Beneficiaries), or the redemption of Spectra Energy Exchangeable Shares pursuant to Article 6 or Article 7 of the Spectra Energy Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Exchangeco pursuant to Article 5 of the Spectra Energy Exchangeable Share Provisions, or the purchase of Spectra Energy Exchangeable Shares from the holder thereof by Callco pursuant to the exercise by Callco of the Spectra Energy Retraction Call Right, the Spectra Energy Redemption Call Right or the Liquidation Call Right.

ARTICLE 5

SPECTRA ENERGY EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1	Grant and Ownership of the Spectra Energy Exchange Right

Spectra Energy hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Spectra Energy Beneficiaries the right (the “Spectra Energy Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Spectra Energy to purchase from each or any Spectra Energy Beneficiary all or any part of the Spectra Energy Exchangeable Shares held by such Spectra Energy Beneficiary and the Spectra Energy Automatic Exchange Rights, all in accordance with the provisions of this Agreement. Spectra Energy hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Spectra Energy Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Spectra Energy Exchange Right and the Spectra Energy Automatic Exchange Rights by Spectra Energy to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Spectra Energy Exchange Right and the Spectra Energy Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Spectra Energy Exchange Right and the Spectra Energy Automatic Exchange Rights, provided that the Trustee shall:

(a)	hold the Spectra Energy Exchange Right and the Spectra Energy Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Spectra Energy Beneficiaries in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Spectra Energy Exchange Right or the Spectra Energy Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2	Legended Share Certificates

Exchangeco will cause each certificate representing Spectra Energy Exchangeable Shares to bear an appropriate legend notifying the Spectra Energy Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Spectra Energy Exchange Right in respect of the Spectra Energy Exchangeable Shares held by a Spectra Energy Beneficiary; and

(b)	the Spectra Energy Automatic Exchange Rights.

5.3	General Exercise of Spectra Energy Exchange Right

The Spectra Energy Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.15, the Trustee shall exercise the Spectra Energy Exchange Right only on the basis of instructions received pursuant to this Article 5 from Spectra Energy Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Spectra Energy Beneficiary with respect to the Spectra Energy Exchange Right, the Trustee shall not exercise or permit the exercise of the Spectra Energy Exchange Right.

5.4	Purchase Price

The purchase price payable by Spectra Energy for each Spectra Energy Exchangeable Share to be purchased by Spectra Energy under the Spectra Energy Exchange Right shall be an amount per share equal to the Spectra Energy Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such

Spectra Energy Exchangeable Share under the Spectra Energy Exchange Right. In connection with each exercise of the Spectra Energy Exchange Right, Spectra Energy shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the Spectra Energy Exchangeable Share Price for each Spectra Energy Exchangeable Share. The Spectra Energy Exchangeable Share Price for each such Spectra Energy Exchangeable Share so purchased may be satisfied only by Spectra Energy delivering or causing to be delivered to the Trustee, on behalf of the relevant Spectra Energy Beneficiary, the Spectra Energy Exchangeable Share Consideration representing the total Spectra Energy Exchangeable Share Price. Upon payment by Spectra Energy of such purchase price to the Trustee for the benefit of the Spectra Energy Beneficiary, the relevant Spectra Energy Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Spectra Energy Exchangeable Share by Exchangeco.

5.5	Exercise Instructions

Subject to the terms and conditions herein set forth, a Spectra Energy Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Spectra Energy Exchange Right with respect to all or any part of the Spectra Energy Exchangeable Shares registered in the name of such Spectra Energy Beneficiary on the books of Exchangeco. To cause the exercise of the Spectra Energy Exchange Right by the Trustee, the Spectra Energy Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Golden, Colorado or at such other places as the Trustee may from time to time designate by written notice to the Spectra Energy Beneficiaries, the certificates representing the Spectra Energy Exchangeable Shares which such Spectra Energy Beneficiary desires Spectra Energy to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Spectra Energy Exchangeable Shares under the CBCA and the by-laws of Exchangeco and such additional documents and instruments as the Trustee, Exchangeco and Spectra Energy may reasonably require together with (a) a duly completed form of notice of exercise of the Spectra Energy Exchange Right, contained on the reverse of or attached to the Spectra Energy Exchangeable Share certificates, stating (i) that the Spectra Energy Beneficiary thereby instructs the Trustee to exercise the Spectra Energy Exchange Right so as to require Spectra Energy to purchase from the Spectra Energy Beneficiary the number of Spectra Energy Exchangeable Shares specified therein, (ii) that such Spectra Energy Beneficiary has good title to and owns all such Spectra Energy Exchangeable Shares to be acquired by Spectra Energy free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing Spectra Energy Common Shares issuable in connection with the exercise of the Spectra Energy Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered, and (b) payment (or evidence satisfactory to the Trustee, Exchangeco and Spectra Energy of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. If only a part of the Spectra Energy Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Spectra Energy under the Spectra Energy Exchange Right, a new certificate for the balance of such Spectra Energy Exchangeable Shares shall be issued to the holder at the expense of Exchangeco.

5.6	Delivery of Spectra Energy Common Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Spectra Energy Exchangeable Shares which the Spectra Energy Beneficiary desires Spectra Energy to purchase under the Spectra Energy Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Spectra Energy Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to Spectra Energy, the Trustee shall notify Spectra Energy and Exchangeco of its receipt of the same, which notice to Spectra Energy and Exchangeco shall constitute exercise of the Spectra Energy Exchange Right by the Trustee on behalf of the Spectra Energy Beneficiary in respect of such Spectra Energy Exchangeable Shares, and Spectra Energy shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Spectra Energy Beneficiary in respect of such Spectra Energy Exchangeable Shares (or to such other persons, if any, properly designated by such Spectra Energy Beneficiary) the Spectra Energy Exchangeable Share Consideration deliverable in connection with the exercise of the Spectra Energy Exchange Right; provided, however, that no such delivery shall be made unless and until the Spectra Energy Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Exchangeco and Spectra Energy of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to Spectra Energy and Exchangeco of the exercise of the Spectra Energy Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Spectra Energy Exchange

Right shall be deemed to have occurred, and the Spectra Energy Beneficiary of such Spectra Energy Exchangeable Shares shall be deemed to have transferred to Spectra Energy all of such Spectra Energy Beneficiary’s right, title and interest in and to such Spectra Energy Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Spectra Energy Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless such Spectra Energy Exchangeable Share Consideration is not delivered by Spectra Energy to the Trustee for delivery to such Spectra Energy Beneficiary (or to such other person, if any, properly designated by such Spectra Energy Beneficiary) within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Spectra Energy Beneficiary shall remain unaffected until such Spectra Energy Exchangeable Share Consideration is delivered by Spectra Energy and any cheque included therein is paid. Upon delivery of such Spectra Energy Exchangeable Share Consideration by Spectra Energy to the Trustee, the Trustee shall deliver such Spectra Energy Exchangeable Share Consideration to such Spectra Energy Beneficiary (or to such other person, if any, properly designated by such Spectra Energy Beneficiary). Concurrently with such Spectra Energy Beneficiary ceasing to be a holder of Spectra Energy Exchangeable Shares, the Spectra Energy Beneficiary shall be considered and deemed for all purposes to be the holder of the Spectra Energy Common Shares delivered to it pursuant to the Spectra Energy Exchange Right.

5.7	Exercise of Spectra Energy Exchange Right Subsequent to Retraction

In the event that a Spectra Energy Beneficiary has exercised its right under Article 6 of the Spectra Energy Exchangeable Share Provisions to require Exchangeco to redeem any or all of the Spectra Energy Exchangeable Shares held by the Spectra Energy Beneficiary (the “Spectra Energy Retracted Shares”) and is notified by Exchangeco pursuant to Section 6.6 of the Exchangeable Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Spectra Energy Retracted Shares, and provided that Callco shall not have exercised the Spectra Energy Retraction Call Right with respect to the Spectra Energy Retracted Shares and that the Spectra Energy Beneficiary has not revoked the retraction request delivered by the Spectra Energy Beneficiary to Exchangeco pursuant to Section 6.7 of the Spectra Energy Exchangeable Share Provisions, and provided further that the Trustee has received written notice of same from Exchangeco or Spectra Energy, the retraction request will constitute and will be deemed to constitute notice from the Spectra Energy Beneficiary to the Trustee instructing the Trustee to exercise the Spectra Energy Exchange Right with respect to those Spectra Energy Retracted Shares that Exchangeco is unable to redeem. In any such event, Exchangeco hereby agrees with the Trustee and in favour of the Spectra Energy Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Spectra Energy Beneficiary to Exchangeco or to the transfer agent of the Spectra Energy Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6.1 of the Spectra Energy Exchangeable Share Provisions) in connection with such proposed redemption of the Spectra Energy Retracted Shares and the Trustee will thereupon exercise the Spectra Energy Exchange Right with respect to the Spectra Energy Retracted Shares that Exchangeco is not permitted to redeem and will require Spectra Energy to purchase such shares in accordance with the provisions of this Article 5.

5.8	Stamp or Other Transfer Taxes

Upon any sale of Spectra Energy Exchangeable Shares to Spectra Energy pursuant to the Spectra Energy Exchange Right or the Spectra Energy Automatic Exchange Rights, the share certificate or certificates representing Spectra Energy Common Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Spectra Energy Beneficiary in respect of the Spectra Energy Exchangeable Shares so sold or in such names as such Spectra Energy Beneficiary may otherwise direct in writing without charge to the holder of the Spectra Energy Exchangeable Shares so sold; provided, however, that such Spectra Energy Beneficiary (a) shall pay (and none of Spectra Energy, Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Spectra Energy Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, Spectra Energy and Exchangeco that such taxes, if any, have been paid.

5.9	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Exchangeco and Spectra Energy shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Exchangeco and Spectra Energy of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Spectra Energy Beneficiary, at the expense of Spectra Energy (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Spectra Energy, which notice shall contain a brief statement of the rights of the Spectra Energy Beneficiaries with respect to the Spectra Energy Exchange Right.

5.10	Qualification of Spectra Energy Common Shares

Spectra Energy covenants that if any Spectra Energy Common Shares to be issued and delivered pursuant to the Spectra Energy Exchange Right or the Spectra Energy Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other Canadian or United States federal, provincial, territorial or state legal requirement before such shares may be issued and delivered by Spectra Energy to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of Spectra Energy for purposes of Canadian provincial securities law or an “affiliate” of Spectra Energy for purposes of United States federal or state securities law), Spectra Energy will in good faith take all such actions and do all such things as are necessary or desirable to cause such Spectra Energy Common Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. Spectra Energy will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Spectra Energy Common Shares to be delivered pursuant to the Spectra Energy Exchange Right or the Spectra Energy Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Spectra Energy Common Shares are listed, quoted or posted for trading at such time.

5.11	Spectra Energy Common Shares

Spectra Energy hereby represents, warrants and covenants that the Spectra Energy Common Shares issuable to Spectra Energy Beneficiaries as described herein will be duly authorized and validly issued, fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of Spectra Energy

(a)	Spectra Energy will give the Trustee written notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the board of directors of Spectra Energy to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Spectra Energy or to effect any other distribution of assets of Spectra Energy among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	promptly following the earlier of (A) receipt by Spectra Energy of notice of; and (B) Spectra Energy otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Spectra Energy or to effect any other distribution of assets of Spectra Energy among its shareholders for the purpose of winding up its affairs, in each case where Spectra Energy has failed to contest in good faith any such proceeding commenced in respect of Spectra Energy within 30 days of becoming aware thereof.

(b)	Promptly following receipt by the Trustee from Spectra Energy of notice of any event (a “Spectra Energy Liquidation Event”) contemplated by Section 5.12(a) above, the Trustee will give notice or cause such notice to be given thereof to the Spectra Energy Beneficiaries. Such notice shall be provided to the Trustee by Spectra Energy and shall include a brief description of rights of the Spectra Energy Beneficiaries with respect to the Spectra Energy Automatic Exchange Rights provided for in Section 5.12(c).

(c)	In order that the Spectra Energy Beneficiaries will be able to participate on a pro rata basis with the holders of Spectra Energy Common Shares in the distribution of assets of Spectra Energy in connection with a Spectra Energy Liquidation Event, immediately prior to the effective time (the “Spectra Energy Liquidation Event Effective Time”) of a Spectra Energy Liquidation Event all of the then outstanding Spectra Energy Exchangeable Shares shall be automatically exchanged for Spectra Energy Common Shares. To effect such automatic exchange, Spectra Energy shall purchase each Spectra Energy Exchangeable Share outstanding immediately prior to the Spectra Energy Liquidation Event Effective Time and held by Spectra Energy Beneficiaries, and each Spectra Energy Beneficiary shall sell the Spectra Energy Exchangeable Shares held by such Spectra Energy Beneficiary at such time, for a purchase price per share equal to the Spectra Energy Exchangeable Share Price applicable at that time. Spectra Energy shall provide the Trustee with an Officer’s Certificate in connection with any automatic exchange setting forth the calculation of the Spectra Energy Exchangeable Share Price for each Spectra Energy Exchangeable Share.

(d)	The closing of the transaction of purchase and sale contemplated by the automatic exchange of Spectra Energy Exchangeable Shares for Spectra Energy Common Shares shall be deemed to have occurred immediately prior to the Spectra Energy Liquidation Event Effective Time, and each Spectra Energy Beneficiary shall be deemed to have transferred to Spectra Energy all of the Spectra Energy Beneficiary’s right, title and interest in and to such Spectra Energy Beneficiary’s Spectra Energy Exchangeable Shares and the related interest in the Trust Estate. Any right of each such Spectra Energy Beneficiary to receive declared and unpaid dividends from Exchangeco shall be deemed to be satisfied and discharged and each such Spectra Energy Beneficiary shall cease to be a holder of such Spectra Energy Exchangeable Shares and Spectra Energy shall deliver to the Spectra Energy Beneficiary the Spectra Energy Exchangeable Share Consideration deliverable upon the automatic exchange of Spectra Energy Exchangeable Shares. Concurrently with such Spectra Energy Beneficiary ceasing to be a holder of Spectra Energy Exchangeable Shares, the Spectra Energy Beneficiary shall be considered and deemed for all purposes to be the holder of the Spectra Energy Common Shares issued pursuant to the automatic exchange of Spectra Energy Exchangeable Shares for Spectra Energy Common Shares and the certificates held by the Spectra Energy Beneficiary previously representing the Spectra Energy Exchangeable Shares exchanged by the Spectra Energy Beneficiary with Spectra Energy pursuant to such automatic exchange shall thereafter be deemed to represent Spectra Energy Common Shares issued to the Spectra Energy Beneficiary by Spectra Energy pursuant to such automatic exchange. Upon the request of a Spectra Energy Beneficiary and the surrender by the Spectra Energy Beneficiary of Spectra Energy Exchangeable Share certificates deemed to represent Spectra Energy Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as Spectra Energy may reasonably require, Spectra Energy shall deliver or cause to be delivered to the Spectra Energy Beneficiary certificates representing Spectra Energy Common Shares of which the Spectra Energy Beneficiary is the holder.

(e)	In accordance with the Spectra Energy Exchangeable Share Provisions, Spectra Energy Exchangeable Shares acquired by Spectra Energy pursuant to the Spectra Energy Exchange Right or the Spectra Energy Automatic Exchange Right will immediately thereafter be cancelled automatically without any payment being made in respect thereof.

5.13	Withholding Rights

Spectra Energy, Exchangeco and the Trustee shall be entitled to deduct and withhold from any amount payable under this Agreement to any holder of Spectra Energy Exchangeable Shares or Spectra Energy Common Shares such amounts as Spectra Energy, Exchangeco or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the amount payable to the holder, Spectra Energy, Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Spectra Energy, Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Spectra Energy, Exchangeco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. Spectra Energy represents and warrants that, based upon facts currently known to it, it has no current intention, as at the date of this Agreement, to deduct or withhold from any consideration paid to holders of Spectra Energy Exchangeable Shares any amounts under the United States Internal Revenue Code of 1986.

ARTICLE 6

CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

(a)	receipt and deposit of Spectra Energy Common Shares from Spectra Energy as trustee for and on behalf of the Spectra Energy Beneficiaries and Spectra Energy in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Spectra Energy Beneficiaries as provided in this Agreement;

(c)	casting and exercising the Spectra Energy Beneficiary Votes in accordance with the provisions of this Agreement;

(d)	receiving the grant of the Spectra Energy Exchange Right and the Spectra Energy Automatic Exchange Rights from Spectra Energy as trustee for and on behalf of the Spectra Energy Beneficiaries in accordance with the provisions of this Agreement;

(e)	exercising the Spectra Energy Exchange Right and enforcing the benefit of the Spectra Energy Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Spectra Energy Beneficiaries Spectra Energy Exchangeable Shares and other requisite documents and distributing to such Spectra Energy Beneficiaries Spectra Energy Common Shares and cheques, if any, to which such Spectra Energy Beneficiaries are entitled upon the exercise of the Spectra Energy Exchange Right or pursuant to the Spectra Energy Automatic Exchange Rights, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)	taking action on its own initiative or at the direction of a Spectra Energy Beneficiary or Spectra Energy Beneficiaries to enforce the obligations of Spectra Energy and Exchangeco under this Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Spectra Energy Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof, nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to Spectra Energy and Exchangeco that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Court for an order that the Trustee be replaced as trustee hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

Spectra Energy and Exchangeco irrevocably authorize the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Spectra Energy Exchangeable Shares and Spectra Energy Common Shares; and

(b)	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of Spectra Energy Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Spectra Energy Exchange Right and pursuant to the Spectra Energy Automatic Exchange Rights.

Spectra Energy and Exchangeco irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Spectra Energy covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Spectra Energy Exchange Right and the Spectra Energy Automatic Exchange Rights.

6.4	Books and Records

The Trustee shall keep available for inspection by Spectra Energy and Exchangeco at the Trustee’s principal office in Golden, Colorado correct and complete books and records of account relating to the Trust created by this Agreement, including all relevant data relating to mailings and instructions to and from Spectra Energy Beneficiaries and all transactions pursuant to the Spectra Energy Exchange Right and the Spectra Energy Automatic Exchange Rights. On or before January 15, 2002, and on or before January 15 in every year thereafter, so long as any Spectra Energy Common Shares are on deposit with the Trustee, the Trustee shall transmit to Spectra Energy and Exchangeco a brief report, dated as of the preceding December 31, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Spectra Energy Exchange Right, if any, and the aggregate number of Spectra Energy Exchangeable Shares received by the Trustee on behalf of Spectra Energy Beneficiaries in consideration of the issuance by Spectra Energy of Spectra Energy Common Shares in connection with the Spectra Energy Exchange Right, during the calendar year ended on such December 31; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

6.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Spectra Energy Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee reasonably considers necessary or advisable (who may be experts or advisors to Spectra Energy or Exchangeco). If requested by the Trustee, Spectra Energy or Exchangeco shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Spectra Energy Beneficiary upon such Spectra Energy Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Spectra Energy Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Spectra Energy Common Shares held by the Trustee pursuant to Article 4, subject to Section 6.15, with respect to the Spectra Energy Exchange Right pursuant to Article 5, subject to Section 6.15, and with respect to the Spectra Energy Automatic Exchange Rights pursuant to Article 5, subject to Section 6.15.

None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as aforesaid.

6.7	Action of Spectra Energy Beneficiaries

No Spectra Energy Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Spectra Energy Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Spectra Energy Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Spectra Energy Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Spectra Energy Voting Rights, the Spectra Energy Exchange Rights or the Spectra Energy Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Spectra Energy Beneficiaries.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it In the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions, Lists, reports or other papers or documents comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.

6.9	Evidence and Authority to Trustee

Spectra Energy and/or Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Spectra Energy and/or Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Spectra Energy Voting Rights or the Spectra Energy Exchange Right or the Spectra Energy Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Spectra Energy and/or Exchangeco promptly if and when:

(a)	such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Spectra Energy and/or Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of Spectra Energy and/or Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Spectra Energy Voting Rights or the Spectra Energy Exchange Right or the Spectra Energy Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Spectra Energy and/or Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Spectra Energy and/or Exchangeco it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(c)	declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(d)	describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(e)	declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Trustee may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Spectra Energy and/or Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for Spectra Energy, in securities in which, under the laws of the State of New York, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Spectra Energy. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in the United States of America or, with the consent of Spectra Energy, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of the United States of America or any state thereof at the rate of interest then current on similar deposits. Any interest earned or received from moneys held by the trust shall be the property of and distributed to Spectra Energy upon demand therefore.

6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Spectra Energy and/or Exchangeco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

6.14	Authority to Carry on Business

The Trustee represents to Spectra Energy and Exchangeco that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in the State of Colorado but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Spectra Energy Voting Rights, the Spectra Energy Exchange Right and

the Spectra Energy Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the State of Colorado, either become so authorized or resign in the manner and with the effect specified in Article 10.

6.15	Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Spectra Energy Beneficiary in any Spectra Energy Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Spectra Energy Beneficiary in any Spectra Energy Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Spectra Energy Voting Rights, Spectra Energy Exchange Right or Spectra Energy Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Spectra Energy Voting Rights, Spectra Energy Exchange Right or Spectra Energy Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b)	all differences with respect to the Spectra Energy Voting Rights, Spectra Energy Exchange Right or Spectra Energy Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Spectra Energy Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Maintenance of Office or Agency

Spectra Energy will maintain in Vancouver an office or agency where certificates representing Spectra Energy Exchangeable Shares may be presented or surrendered for exchange by Spectra Energy Beneficiaries and where notices and demands to or upon Spectra Energy or Exchangeco in respect of the Spectra Energy Exchangeable Shares may be served. Spectra Energy will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Spectra Energy shall fail to maintain any such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be served at the Corporate Trust Office of the Trustee, and Spectra Energy and Exchangeco hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands. Furthermore, copies of all Spectra Energy proxy materials will be made available for inspection by any Spectra Energy Beneficiary at such office or agency.

ARTICLE 7

COMPENSATION

7.1	Fees and Expenses of the Trustee

Spectra Energy and Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Spectra Energy and Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence, recklessness or wilful misconduct.

ARTICLE 8

INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

Spectra Energy and Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Spectra Energy or Exchangeco pursuant hereto.

In no case shall Spectra Energy or Exchangeco be liable under this indemnity for any claim against any of the Indemnified Parties unless Spectra Energy and Exchangeco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Spectra Energy and Exchangeco shall be entitled to participate at their own expense in the defense and, if Spectra Energy and Exchangeco so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Spectra Energy or Exchangeco; or (ii) the named parties to any such suit include both the Trustee and Spectra Energy or Exchangeco and the Trustee shall have been advised by counsel acceptable to Spectra Energy or Exchangeco that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Spectra Energy or Exchangeco and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Spectra Energy and Exchangeco shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 9

CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Spectra Energy and Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless Spectra Energy and Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Spectra Energy and Exchangeco shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of the State of New York or the State of Delaware, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Spectra Energy and Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Spectra Energy and Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Spectra Energy and Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Spectra Energy and Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Spectra Energy, Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Spectra Energy and Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Spectra Energy Beneficiary specified in a List. If Spectra Energy or Exchangeco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Spectra Energy and Exchangeco.

ARTICLE 10

SPECTRA ENERGY SUCCESSORS

10.1	Certain Requirements in Respect of Combinations, etc.

Spectra Energy shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)	such other person or continuing corporation (herein called the “Spectra Energy Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Spectra Energy Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Spectra Energy Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Spectra Energy under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Spectra Energy Beneficiaries hereunder.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Spectra Energy Successor and Exchangeco shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Spectra Energy Successor shall possess and from time to time may exercise each and every right and power of Spectra Energy under this Agreement in the name of Spectra Energy or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Spectra Energy or any officers of Spectra Energy may be done and performed with like force and effect by the directors or officers of such Spectra Energy Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Spectra Energy with or into Spectra Energy or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Spectra Energy provided that all of the assets of such subsidiary are transferred to Spectra Energy or another wholly-owned direct or indirect subsidiary of Spectra Energy and any such transactions are expressly permitted by this Article 10.

ARTICLE 11

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

This Agreement may not be amended or modified except by an agreement in writing executed by Spectra Energy, Exchangeco and the Trustee and approved by the Spectra Energy Beneficiaries in accordance with 10.2 of the Spectra Energy Exchangeable Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Spectra Energy Beneficiaries, amend or modify this Agreement for the purposes of

(a)	adding to the covenants of any or all parties hereto for the protection of the Spectra Energy Beneficiaries hereunder provided that the board of directors of each of Exchangeco and Spectra Energy shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Spectra Energy Beneficiaries;

(b)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Spectra Energy and Exchangeco and in the opinion of the Trustee, having in mind the best interests of the Spectra Energy Beneficiaries it may be expedient to make, provided that such boards of directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Spectra Energy Beneficiaries; or

(c)	making such changes or corrections which, on the advice of counsel to Spectra Energy, Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the board of directors of each of Spectra Energy and Exchangeco shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Spectra Energy Beneficiaries.

11.3	Meeting to Consider Amendments

Exchangeco, at the request of Spectra Energy, shall call a meeting or meetings of the Spectra Energy Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Exchangeco, the Spectra Energy Exchangeable Share Provisions and all applicable laws.

11.4	Changes in Capital of Spectra Energy and Exchangeco

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Spectra Energy Support Agreement or otherwise, as a result of which either Spectra Energy Common Shares or the Spectra Energy Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Spectra Energy Common Shares or the Spectra Energy Exchangeable Shares or both are so changed.

11.5	Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Exchangeco, Spectra Energy and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of Spectra Energy Successors and the covenants of and obligations assumed by each such Spectra Energy Successor in accordance with the provisions of Article 10 and the successors of any successor trustee in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this Agreement or the Spectra Energy Voting Rights, the Spectra Energy Exchange Right or the Spectra Energy

Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Spectra Energy Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Spectra Energy, Exchangeco, the Trustee or this Agreement; and

(c)	for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Spectra Energy Beneficiaries will not be prejudiced thereby.

ARTICLE 12

TERMINATION

12.1	Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Spectra Energy Exchangeable Shares are held by a Spectra Energy Beneficiary;

(b)	each of Spectra Energy and Exchangeco elects in writing to terminate the Trust and such termination is approved by the Spectra Energy Beneficiaries in accordance with Section 10.2 of the Spectra Energy Exchangeable Share Provisions; and

(c)	21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

12.2	Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Spectra Energy Exchangeable Shares outstanding held by a Spectra Energy Beneficiary; provided, however, that the provisions of Articles 7 and 8 shall survive any such termination of this Agreement.

ARTICLE 13

GENERAL

13.1	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.2	Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that Exchangeco may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Spectra Energy.

13.3	Binding Effect

Subject to Section 13.2, this Agreement and the Arrangement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and to the benefit of the Spectra Energy Beneficiaries.

13.4	Notices to Parties

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)	if to Spectra Energy or Exchangeco, at:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Attention: General Counsel

Telecopier Number: (713) 989-3190

(b)	if to the Trustee, at:

Computershare Trust Company, Inc.

350 Indiana Street, Suite 800

Golden, Colorado 80401

Attention: Corporate Trust

Telecopier Number: (303) 262-0608

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.

13.5	Notice to Spectra Energy Beneficiaries

Any and all notices to be given and any documents to be sent to any Spectra Energy Beneficiaries may be given or sent to the address of such Spectra Energy Beneficiary shown on the register of holders of Spectra Energy Exchangeable Shares in any manner permitted by the by-laws of Exchangeco from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Spectra Energy Beneficiaries.

13.6	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.7	Governing Laws; Consent to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of New York. Each party hereby irrevocably attorns to the jurisdiction of the courts of New York in respect of all matters arising under or in relation to this Agreement.

13.8	United States Tax Characterization

The parties hereto recognize and intend that, for United States federal, state and local income, franchise and similar tax purposes, the Trust will be disregarded as an entity separate from Spectra Energy pursuant to Treas. Reg. 301.7701-3(b), and no party shall take any position on any tax return or otherwise that is inconsistent with such treatment.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SPECTRA ENERGY CORP

By:	/s/ William S. Garner, Jr.
Name:	William S. Garner, Jr.
Title:	Group Executive, General Counsel and Secretary

DUKE ENERGY CANADA EXCHANGECO INC.

By:	/s/ Bruce E. Pydee
Name:	Bruce E. Pydee
Title:	Vice President

COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/ John M. Wahl
Name:	John M. Wahl
Title:	Corporate Trust Officer

By:	/s/ Rose Stroud
Name:	Rose Stroud
Title:	Trust Officer